Exhibit 4.8

TRI-PARTY AGREEMENT

This TRI-PARTY AGREEMENT (this “Instrument”), dated as of August 18, 2005, by and among Precision Castparts Corp., an Oregon corporation (the “Company”), J.P. Morgan Trust Company, National Association (the “Resigning Trustee”) and U.S. Bank National Association, a national banking association duly organized and existing under the laws of the United States of America (the “Successor Trustee”).

WITNESSETH

WHEREAS, the Company has executed and delivered to the Resigning Trustee an indenture, dated as of December 17, 1997, as amended by indentures supplemental thereto (the “Indenture”) providing for the issuance of the Precision Castparts Corp. 5.6% Notes due 12/15/13 and the Precision Castparts Corp. 6.75% Notes due 12/15/07 (the “Securities”); and

WHEREAS, the Resigning Trustee has been acting as Trustee under the Indenture; and

WHEREAS, Section 610 of the Indenture provides that the Trustee may resign at any time; and

WHEREAS, Section 610 of the Indenture further provides that in case the Trustee shall resign, the Company may appoint a successor Trustee; and

WHEREAS, Section 610 of the Indenture further provides that the successor Trustee shall be qualified under the provisions of such Section 609 of the Indenture; and

WHEREAS, Section 611 of the Indenture further provides that any successor Trustee appointed under the Indenture shall execute, acknowledge and deliver to the Company and to the Resigning Trustee an instrument accepting such appointment, thereupon the acceptance of the resignation of the Resigning Trustee shall become effective and the Successor Trustee without any further act, deed or conveyance, shall become fully vested with all the rights, powers, duties and responsibilities of the Resigning Trustee;

NOW, THEREFORE, pursuant to the Indenture and in consideration of the covenants herein contained, it is agreed as follows (words and phrases not otherwise defined in this Instrument having the definitions given thereto in the Indenture):

1.	Pursuant to the terms of the Indenture, the Company has notified the Resigning Trustee that the Resigning Trustee has been removed as Trustee under the Indenture effective as of August 18, 2005 (the “Effective Date”).

2.	Effective as of the Effective Date, the Resigning Trustee hereby assigns, transfers, delivers and confirms to the Successor Trustee all of its rights, title, interest under the Indenture and all of its rights, title, interests, capacities, privileges, duties and responsibilities as Trustee under the Indenture, except as set forth in paragraph 19 hereof.

3.	The Resigning Trustee agrees to execute and deliver such further instruments and shall take such further actions as the Successor Trustee or the Company may reasonably request so as to more fully and certainly vest and confirm in the Successor Trustee all of the rights, title, interests, capacities, privileges, duties and responsibilities hereby assigned, transferred, delivered and confirmed to the Successor Trustee, including without limitation, the execution and delivery of any instruments required to assign all liens in the name of the Successor Trustee.

4.	Effective as of the Effective Date, the Company hereby accepts the resignation of the Resigning Trustee and the Company appoints the Successor Trustee as successor Trustee under the Indenture; and the Company confirms to the Successor Trustee all of the rights, title, interest, capacities, privileges, duties and responsibilities of the Trustee under the Indenture except as set forth in paragraph 19 hereof.

5.	The Company agrees to execute and deliver such further instruments and to take such further action as the Successor Trustee may reasonably request so as to more fully and certainly vest and confirm in the Successor Trustee all the rights, title, interests, capacities, privileges, duties and responsibilities hereby assigned, transferred, delivered and confirmed to the Successor Trustee.

6.	Effective as of the Effective Date, the Successor Trustee hereby accepts its appointment as successor Trustee under the Indenture and shall be vested with all of the rights, title, interests, capacities, privileges, duties and responsibilities of the Trustee under the Indenture.

7.	The Successor Trustee hereby represents that it is qualified and eligible under the provisions of Section 609 of the Indenture to be appointed successor Trustee and hereby accepts the appointment as successor Trustee and agrees that upon the signing of this Instrument it shall become vested with all the rights, title, interest, capacities, privileges, duties and responsibilities of the Resigning Trustee with like effect as if originally named as Trustee under the Indenture.

8.	The Successor Trustee shall cause notice of the resignation, appointment and acceptance effected hereby to be given to the owners of the Securities.

9.	Effective as of the Effective Date, the Successor Trustee shall serve as Trustee as set forth in the Indenture at its principal corporate trust office in Portland, Oregon or such other address as may be specified, where notices and demands to or upon the Company in respect of the Securities may be served.

10.	The Resigning Trustee hereby represents and warrants to the Successor Trustee that:

a)	To the best of its knowledge no Event of Default and no event which, after notice or lapse of time or both, would become an Event of Default has occurred and is continuing under the Indenture.

b)	No covenant or condition contained in the Indenture has been waived by the Resigning Trustee or to the best of its knowledge by the holders of the percentage in aggregate principal amount of the Securities required by the Indenture to effect any such waiver.

c)	There is no action, suit or proceeding pending or threatened against the Resigning Trustee before any court or governmental authority arising out of any action or omission by the Resigning Trustee as Trustee under the Indenture.

d)	The Resigning Trustee has entered into no other supplement or amendment to the Indenture or any other document executed by the Resigning Trustee in connection with the Securities.

e)	As of the Effective Date, the Resigning Trustee holds no moneys in any fund or account established by it as Trustee under the Indenture.

11.	Each of the parties hereto hereby represents and warrants for itself that as of the date hereof, and the Effective Date:

a)	it has power and authority to execute and deliver this Instrument and to perform its obligations hereunder, and all such action has been duly and validly authorized by all necessary proceedings on its part; and

b)	this Instrument has been duly authorized, executed and delivered by it, and constitutes a legal, valid and binding agreement enforceable against it in accordance with its terms, except as the enforceability of this Instrument may be limited by bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditor’s rights or by general principles of equity limiting the availability of equitable remedies.

12.	The parties hereto agree that this Instrument does not constitute an assumption by the Successor Trustee of any liability of the Resigning Trustee arising out of any actions or inaction by the Resigning Trustee under the Indenture.

13.	The parties hereto agree that as of the Effective Date, all references to the Resigning Trustee as Trustee in the Indenture shall be deemed to refer to the Successor Trustee. From and after the Effective Date, all notices or payments which were required by the terms of the Indenture and Securities to be given or paid to the Resigning Trustee, as Trustee, shall be given or paid to: U.S. Bank National Association, Corporate Trust Department, 555 SW Oak Street, PD-OR-P6TD, Portland, Oregon 97204.

14.	The resignation, appointment and acceptance effected hereby shall become effective as of the opening of business on the Effective Date.

15.	This Instrument shall be governed by and construed in accordance with the laws of the State of Oregon.

16.	This Instrument may be executed in any number of counterparts, each of which shall be an original, but which counterparts, shall together constitute but one and the same instrument.

17.	Nothing contained in this Instrument shall in any way affect the obligations or rights of the Company or the Resigning Trustee. This Instrument shall be binding upon and inure to the benefit of the Company, the Resigning Trustee and the Successor Trustee and their respective successors and assigns.

18.	Resigning Trustee acknowledges fees for the period to the Effective Date have been paid in full. Fees payable by the Company on and after the Effective Date under the Indenture shall henceforth be invoiced by and paid to the Successor Trustee at such address and account as shall hereafter be provided by the Successor Trustee to the Company.

19.	Nothing contained in this Instrument shall in any way affect the obligations of the Company to the Resigning Trustee under Section 607 of the Indenture or any lien created thereunder.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed and attested by their duly authorized officers, all as of the date and year first above written.

Precision Castparts Corp.

By:
Title:

J.P. Morgan Trust Company, National Association, as Resigning Trustee

By:
Title:

U. S. BANK NATIONAL ASSOCIATION, as Successor Trustee

By:
Title:	Vice President

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